Exhibit 99.1

Kentucky First Federal Bancorp

For Immediate Release March 31, 2005

Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

Kentucky First Federal Bancorp Announces Dividend

          Kentucky First Federal Bancorp. (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Company’s first dividend  of $0.10 per share would be paid to shareholders of record April 29, 2005.  Payment will be made on May 23, 2005.

          The Company also announced that it had adopted a dividend policy by which it will pay a dividend to shareholders of record at the end of the months of July, October, January, and April with payment to be made approximately three weeks subsequently.    Tony Whitaker, Chairman and Chief  Executive Officer of the Company, stated that the dividend was appropriate given the Company’s anticipated earnings stream and the level of capital that has resulted from the mutual-to-stock conversion of First Federal Savings and Loan of Hazard.  He noted that the future payment of dividends is dependent upon the Company’s financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions and that while this policy has been adopted, future payment of dividends is subject to continued board approval.

          Mr. Whitaker also noted that it was the intention of First Federal MHC, which controls 55% of Kentucky First Federal’s stock, to waive its right to the dividend.  First Federal MHC intends to apply to the Office of Thrift Supervision for permission to waive its right to receive the dividend.

          Kentucky First Federal Bancorp operates a total of four banking centers in Hazard and Frankfort, Kentucky.  Kentucky First Federal Bancorp was formed from the mutual-to-stock conversion of First Federal Savings and Loan of Hazard and its simultaneous acquisition of  First Federal Savings Bank of Frankfort.  The Company’s stock began trading March 3, 2005.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values in the Company’s market areas, the impact of changes in economic conditions in the Company’s market areas, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market areas and competition.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.